AGREEMENT AND PLAN OF MERGER

                                 By and Among

                             SFI of Delaware, LLC

                             JWC Acquisition Corp.

                            Superior Graphics, Inc.

                                      and

                        The Stockholders Named Therein

                      made effective as of March 18, 1999

                         AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this 18th day of March, 1999, by and among SFI of Delaware, LLC, a Delaware limited liability company ("Buyer") whose sole member is Workflow Management, Inc., a Delaware corporation ("Workflow"), JWC Acquisition Corp., a New York corporation and a newly formed, wholly owned subsidiary of the Buyer ("Newco"), Superior Graphics, Inc. a New York corporation (the "Company"), Wesley Cheringal and John Cheringal (each a "Stockholder" and collectively, the "Stockholders").

                                  BACKGROUND

      The Stockholders in the aggregate own all of the issued and outstanding capital stock of the Company (the "Stock"). The respective Boards of Directors of Newco and the Company (which together are sometimes referred to as the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company (the "Merger") pursuant to this Agreement, the Plan of Merger (defined below) and the applicable provisions of the laws of the State of New York.

      NOW,   THEREFORE,   in   consideration   of  the   premises  and  of  the
representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.    PLAN OF REORGANIZATION

      1.1   The Merger.

            (a)   The  Merger.  At the  Effective  Time (as  defined in Section
2), Newco shall be merged with and into the Company pursuant to this Agreement and a plan of merger (the "Plan of Merger") substantially in the form attached as Schedule 1.1 hereto, and the separate corporate existence of Newco shall cease. The Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation."

            (b) Effects of the Merger. The Merger shall have the effects provided therefor by the New York Business Corporation Law (the "State Corporation Laws"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other chooses in action, and all and every other interest of or belonging to or due to the Company or Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of the Company and Newco, and (ii) all debts, liabilities, duties and obligations of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company and Newco and neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and may be enforced against the Surviving Corporation; provided, however, that nothing in the foregoing shall limit or otherwise qualify the indemnification obligations of the Stockholders set forth in Article 8 of this Agreement.

            (c) Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of Newco until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the State Corporation Laws. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of Newco in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the State Corporation Laws. The initial directors of the Surviving Corporation shall be: Thomas B. D'Agostino, Jr.; Claudia S. Amlie; Wesley Cheringal, John Cheringal, and Steven R. Gibson, in each case until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be Wesley Cheringal (President), John Cheringal (Vice President, Assistant Secretary), Thomas B. D'Agostino, Jr. (Vice President), Steven R. Gibson (Vice President, Treasurer) and Claudia S. Amlie (Secretary) in each case until their successors are duly elected and qualified.

            (d) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Newco, the Company or any Stockholder, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

                  (i) Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (ii) All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no consideration shall be delivered in exchange therefor.

                  (iii) Subject to Sections 1.2, 1.3, and 1.4, each issued and outstanding share of the Stock (other than shares to be canceled pursuant to Section 1.1(d)(ii), if any), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive the Purchase Price (as defined in Section 1.2) divided by the number of shares of Stock outstanding immediately prior to the Effective
Time. All such shares of Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration set forth herein upon the surrender of such certificate in accordance with Section 1.5 of this Agreement.

      1.2   Purchase Price.

            (a) For purposes of this Agreement, the "Purchase Price" shall be the amounts payable to the Stockholders by Buyer as set forth below in this
Section 1.2(a), which shall be payable in installments in the following manner:

                  (i) $8,133,396 of the Purchase Price shall be payable in cash ("Cash Purchase Price"), as adjusted pursuant to this Section 1.2 and
Section 1.3. The Cash Purchase Price, as so adjusted, shall first be applied to satisfy the escrow obligations set forth in Section 1.4 and the balance shall be paid to the Stockholders in cash at the Effective Time in proportion to their respective holdings of Stock as set forth on Schedule 1.2.

                  (ii) Certain other payments of the Purchase Price shall be made to the Stockholders based upon the "Gross Profit" of the Company, as specifically set forth in Section 1.7 hereof. For purposes of the Internal Revenue Code of 1986, as amended ("Code"), 4.83% of such payments shall be treated as interest for income tax purposes, which is equal to the Applicable Federal Rate for Mid-Term Annual obligations as published by the Internal Revenue Service for March 1999 in Revenue Ruling 99-11.

                  (iii) Buyer shall reimburse the  Stockholders for adverse Tax consequences  they may  suffer  ("Incremental  Taxes") in  connection  with the
Section 338(h)(10) Election (as defined in Section 5.1(c)(i)). The actual amount of Incremental Taxes payable to the Stockholders with respect to the Cash Purchase Price actually received by the Stockholders shall be determined in a manner consistent with the allocation of Purchase Price (as provided in
Section 5.1(c)(ii)) and by applying the method set forth on Schedule 1.2(a)(iii) The actual amount of Incremental Taxes which are so determined shall be paid by the Buyer to the Stockholders (in proportion to their respective holdings of Stock as set forth on Schedule 1.2) no later than fifteen (15) days after the date that the Section 338 Forms (as defined in
Section 5.1(c)(i))   are  filed   pursuant  to  the  terms  and  conditions  of
Section 5.1(c). In addition, with respect to the Earn-out payments only (as defined and described in Section 1.7), if the Buyer makes a Section 338(h)(10) Election (as more specifically set forth in Section 5.1), (x) the Buyer shall pay to the Stockholders (in proportion to their respective holdings of Stock as set forth on Schedule 1.2) an aggregate amount equal to 1.01% of each annual Earn-out Payment actually received by the Stockholders together with the payment of each such annual Earn-out Payment; and (y) the Buyer shall assume and pay the Company's entity level New York State and/or New York City tax liability, including interest for any late payment of such liability, that may be imposed with respect to such Earn-out payments ("Earn-out Tax Liability") but in no event shall such assumption of liability be deemed to be "Purchase Price" as such term is used in this Agreement.

            (b) The Purchase Price has been calculated based upon several factors including the assumption that the net worth of the Company, calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied with the Closing Balance Sheet and the cover letter accompanying such Closing Balance Sheet prepared by the Company's independent accountant (as defined in Section 1.2(d) below) ("Net Worth"), is equal to or greater than $2,772,000 (the "Net Worth Target") as of the Closing. The Stockholders represent to Buyer that the Net Worth of the Company exceeds the Net Worth Target as of the Closing Date. The Company and the Stockholders are permitted to distribute from the Company to the Stockholders immediately prior to, or contemporaneously with, the Closing accounts receivable of the Company to the extent the aggregate amount of such distributions do not reduce the Net Worth below the Net Worth Target (any such assets "Distributed Assets").
Distributed Assets shall consist first of accounts receivable owed to the Company by any persons or entities that are affiliates of the Stockholders (as the term "affiliate" is defined under federal securities laws). If such affiliate receivables exceed the total amount of the Distributed Assets, the oldest affiliate receivables shall be distributed to the Stockholders up to the aggregate amount of the Distributed Assets. To the extent the aggregate amount of such affiliate receivables is less that the total amount of the Distributed Assets, the oldest non-affiliate accounts receivable of the Company shall be distributed to the Stockholders in an amount that, when aggregated with the affiliate receivables, equals the total amount of the Distributed Assets. The Distributed Assets are identified on Schedule 1.2(b) attached hereto. Buyer acknowledges that it will have no right, title or interest in or to the Distributed Assets by virtue of Buyer's purchase of the Stock pursuant to the terms of this Agreement and that the Company will be subject to the Accounts Receivable Assignment Agreement entered into by the Stockholders and the Company contained in Schedule 1.2(b).

            (c)   If on  the  Closing  Financial  Certificate  (as  defined  in
Section 6.9), the Certified Closing Net Worth (as defined in Section 6.9) is less than the Net Worth Target, the Cash Purchase Price to be delivered to the Stockholders may, at Buyer's election, be reduced either (i) at the Closing, or (ii) after completion of the Post-Closing Audit (as defined in
Section 1.3), by the difference between the Net Worth Target and the Certified Closing Net Worth set forth on the Closing Financial Certificate.

            (d) The parties acknowledge that the Net Worth Target was calculated based on a closing balance sheet of the Company, which is attached to this Agreement as Schedule 1.2(d) ("Closing Balance Sheet") and which reflects the Certified Closing Net Worth as determined in a manner consistent with GAAP and the cover letter accompanying the Closing Balance Sheet prepared by the Company's independent accountant. The parties further acknowledge that the Closing Balance Sheet contains a deferred tax payable liability of $658,000, which has been calculated based solely on the Company's estimated deferred tax liability as of October 31, 1998 ("Deferred Tax Liability").

            1.3   Post-Closing Adjustment

            (a) The Cash Purchase Price shall be subject to adjustment after the Closing Date as specified in this Section 1.3.

            (b)   Within one hundred  eighty (180) days  following  the Closing
Date, Buyer, at its option, shall cause PriceWaterhouseCoopers ("Buyer's Accountant") to audit the Closing Balance Sheet to determine whether the Net Worth Target has been met (the "Post-Closing Audit"). The parties acknowledge and agree that for purposes of determining the Net Worth of the Company as of March 18, 1999 (the "Net Worth Calculation Date"), the value of the assets of the Company shall, except with the prior written consent of Stockholders and Buyer, be calculated as provided in Section 1.2(b) and the last paragraph of
Section 6.9. In the event that Buyer's Accountant determines that the actual Company net worth as of the Net Worth Calculation Date, as determined in a manner consistent with GAAP, the Closing Balance Sheet, and the cover letter accompanying such Closing Balance Sheet prepared by the Company's independent accountant (except that the actual amount of the Company's deferred tax payable liability as of the Closing shall be used) was less than the Certified Closing Net Worth, Buyer shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholders' Representative, as defined in
Section 1.6, setting forth (i) the determination made by Buyer's Accountant of the actual Company net worth (the "Actual Company Net Worth"), (ii) the amount of the Cash Purchase Price that would have been payable at the Effective Time pursuant to Section 1.2(c) had the Actual Company Net Worth been reflected on the Closing Financial Certificate instead of the Certified Closing Net Worth, and (iii) the amount by which the Cash Purchase Price would have been reduced at the Effective Time had the Actual Company Net Worth been used in the calculations pursuant to Section 1.2(c) (the "Purchase Price Adjustment"). The Purchase Price Adjustment shall take account of the reduction, if any, to the Cash Purchase Price already taken pursuant to Section 1.2(c)(i). In addition, and notwithstanding anything in this Section 1.3 to the contrary, in the event the Buyer's Accountant determines that (i) the Actual Company Net Worth exceeds the Certified Closing Net Worth (any such excess the "Net Worth Excess") and (ii) the Deferred Tax Liability reflected on the Closing Balance
Sheet exceeds the actual amount of the Company's deferred tax payable liability as of the Net Worth Calculation Date as determined by the Buyer's Accountant during the Post-Closing Audit (any such excess the "Deferred Tax Excess"), then the Buyer shall pay to the Stockholders in cash an amount equal to the lesser of (i) the Net Worth Excess or (ii) the Deferred Tax Excess. The actual amount of the Company's deferred tax payable liability as of the Net Worth Calculation Date as determined by the Buyer's Accountant during the Post-Closing Audit shall include all Company level tax liability to the State of New York and/or the City of New York with respect to the Distributed Assets, which tax liability the Surviving Corporation shall pay.

            (c)   The Stockholders'  Representative shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify Buyer if the Stockholders dispute such Financial Adjustment Notice or the determination of the Deferred Tax Excess, if any. If Buyer has not received notice of such a dispute within such thirty (30) day period, Buyer shall be entitled to receive from the Stockholders (which shall, to the extent available, be from the Pledged Assets as defined in Section 1.4) any Purchase Price Adjustment. If, however, the Stockholders' Representative has delivered notice of such a dispute to Buyer within such thirty (30) day period, then Buyer's Accountant shall select an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years to review the Company's books, Closing Balance Sheet, Closing Financial Certificate and Financial Adjustment Notice (and related information) to determine the amount, if any, of the Purchase Price Adjustment and Deferred Tax Excess. Such independent accounting firm shall be confirmed by the Stockholders' Representative and Buyer within five (5) days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to Buyer's Accountant in connection with the transactions contemplated hereby, or
(ii) reviewed by Buyer's Accountant during the course of the Post-Closing Audit. The independent accounting firm shall also be directed to determine the Purchase Price Adjustment and Deferred Tax Excess, if any, in a manner consistent with GAAP, the Closing Balance Sheet and the cover letter accompanying such Closing Balance Sheet prepared by the Company's independent accountant (except that the actual amount of the Company's deferred tax payable liability as of Closing shall be used). The independent accounting firm shall make its determination of the Purchase Price Adjustment and
Deferred Tax Excess, if any, within thirty (30) days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, Buyer shall be entitled to receive from the Stockholders (which shall, to the extent available, be from the Pledged Assets as defined in Section 1.4) any Purchase Price Adjustment, or, if applicable, the Stockholders shall be entitled to receive from the Buyer an amount determined pursuant to the formula set forth in the last sentence of Section 1.3(b). To the extent any Purchase Price Adjustment (as finally determined pursuant to this Section 1.3) exceeds the Pledged Assets (any such amount the "Pledged Asset Deficit"), the Stockholders shall immediately pay to the Buyer in cash the amount of the Pledged Asset Deficit. The costs of the independent accounting firm shall be borne by the party (either Buyer or the Stockholders as a group) whose determination of the Company's net worth at Closing was further from the determination of the independent accounting firm, or equally by Buyer and the Stockholders in the event that the determination by the independent accounting firm is equidistant between the Certified Closing Net Worth and the Actual Company Net Worth.

      1.4   Pledged Assets.

            (a) As collateral security for the payment of any post-Closing adjustment to the Cash Purchase Price under Section 1.3, or any indemnification obligations of the Stockholders pursuant to Article 8, the Stockholders shall, and by execution hereof do, transfer to Kaufman & Canoles, a Virginia professional corporation ("Escrow Agent") $800,000 (the "Pledged Assets").

            (b) The Pledged Assets shall be held by the Escrow Agent pursuant to the terms and conditions set forth in the Escrow Agreement ("Escrow Agreement") dated as of the date hereof by and among Buyer, the Company and the Stockholders.

            (c) The Pledged Assets shall be available to satisfy any Post-Closing adjustment to the Cash Purchase Price pursuant to Section 1.3 and any indemnification obligations of the Stockholders pursuant to Article 8 until September 18, 1999 (the "Release Date"). Promptly following the Release Date, subject to the terms and conditions of the Escrow Agreement, the Escrow Agent shall return or cause to be returned to the Stockholders (in proportion to their respective holdings of Stock as set forth on Schedule 1.2), the Pledged Assets (including any interest earned thereon), less Pledged Assets having an aggregate value equal to the amount of (i) any post-Closing adjustment to the Cash Purchase Price under Section 1.3 (including any post-Closing adjustment to the Cash Purchase Price that is subject to dispute under the terms and conditions of Section 1.3), (ii) any pending claim for indemnification against the Stockholders pursuant to Article 8, and (iii) any indemnification obligations of the Stockholders finally determined to be owed by the Stockholders pursuant to Article 8.

      1.5   Exchange of Certificates and Payment of Cash.

            (a) Buyer to Provide Cash. In exchange for the Stock, Buyer shall cause to be paid to the Stockholders by wire transfer the Cash Purchase Price, as adjusted pursuant to Section 1.2 and Section 1.3, and subject to
Section 1.4.

            (b) Certificate Delivery Requirements. At the Closing, the Stockholders shall deliver to Buyer the certificates (the "Certificates") representing the Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers duly executed by the Stockholders and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled. The Stockholders shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall forthwith be canceled. Until delivered as contemplated by this Section 1.5(b), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender only the Purchase Price as provided by this Article 1.

            (c) No Further Ownership Rights in Capital Stock of the Company. All cash to be delivered (including cash that constitutes Pledged Assets) upon the surrender for exchange of shares of the Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Stock, and following the Effective Time, the Stockholders shall have no further rights to, or ownership in, shares of capital stock of the Company. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Stock which were outstanding immediately prior to the Effective Time.

            (d) Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of the Stock shall have been lost, stolen or destroyed, Buyer shall cause payment to be made in exchange for such lost, stolen or destroyed certificates (upon the making of an affidavit of that fact by the holder thereof), such cash as provided in Section 1.2.

      1.6   Stockholders' Representative.

            (a) Each holder of the Stock, by signing this Agreement, designates Wesley Cheringal or, in the event that Wesley Cheringal is unable or unwilling to serve, designates John Cheringal, to be the Stockholders' Representative for purposes of this Agreement. The Stockholders shall be bound by any and all actions taken by the Stockholders' Representative on their behalf.

            (b) Buyer shall be entitled to rely upon any communication or writings given or executed by the Stockholders' Representative. All communications or writings to be sent to Stockholders pursuant to this Agreement may be addressed to the Stockholders' Representative and any communication or writing so sent shall be deemed notice to all of the Stockholders hereunder. The Stockholders hereby consent and agree that the Stockholders' Representative is authorized to accept deliveries, including any notice, on behalf of the Stockholders pursuant hereto.

            (c)   The  Stockholders'  Representative  is hereby  appointed  and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders' Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with Article 8 of this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder or by operation of law, whether by such Stockholder's death or any other event.

      1.7   Post-Closing Earn-Out.

            (a)   For  (i) the  period  commencing  the date after the  Closing
Date and ending April 24, 1999 ("Initial Fiscal Period"), (ii) each of Buyer's next four (4) fiscal years following the Initial Fiscal Period, and (iii) the period commencing April 27, 2003 and ending on the date that is five (5) years after the Closing Date (such periods individually an "Annual Earn-out Period"), the Stockholders, as a group, shall be entitled to receive from the Buyer seventeen percent (17%) of the annual Gross Profit (as defined herein) of the Company for any Annual Earn-out Period ("Gross Profit Earn-out"), on the specific terms and conditions set forth in this Section 1.7. In addition to the foregoing, the Stockholders, as a group, shall be entitled to received from the Buyer for each of the first five (5) fiscal years (complete twelve
(12) month periods following the Closing Date) (i) the sum of $48,984 for the first fiscal year, $46,723 for the second fiscal year, $44,462 for the third fiscal year, $42,201 for the fourth fiscal year and $39,940 for the fifth fiscal year; provided, that, with respect to each such fiscal year, Total Solution Graphics, Inc. shall be an independent contractor of the Company and Ricki Noto shall provide all of the consultant services to the Company under the terms of such independent contract ("Noto Earn-out") and (ii) the sum of $32,656 for the first fiscal year, $31,148 for the second fiscal year, $29,641 for the third fiscal year, $28,134 for the fourth fiscal year and $26,627 for the fifth fiscal year, provided, that, with respect to each such fiscal year, End to End Inc. shall be an independent contractor of the Company and Chet Woods shall provide all of the consultant services to the Company under the terms of such independent contract ("Woods Earn-out") (the Gross Profit Earn-out, the Noto Earn-out and the Woods Earn-out are herein collectively referred to as the "Earn-out" and the payments are individually referred to as "Earn-out Payment" and collectively referred to as "Earn-out Payments"). Any Earn-out due shall be payable in cash by wire transfer within thirty (30) days after the last day of the Annual Earn-out Period and shall be payable to the Stockholders in proportion to their respective holdings of Stock as set forth on Schedule 1.2.

            (b) (i) "Gross Profit" of the Company for any period shall mean the "Net Sales" (as hereinafter defined) of the Company for such period less the "Cost of Goods Sold" allocable to such Net Sales of the Company as determined in accordance with GAAP. The Gross Profit of the Company and the Net Sales of the Company shall be determined without regard to the results of operations of any direct or indirect parent or subsidiary of the Company and without regard to the fact that they may be included on a consolidated basis with the results of operations of any direct or indirect parent or subsidiary of the Company. "Net Sales" of the Company for any period shall mean the invoiced amount of goods sold by the Company during such period to the Earn-out Accounts (as defined below), payment for which is actually received by the Company, less actual trade discounts, returns, artwork to the extent not paid by customers, and freight to the extent not paid by customers. During any Annual Earn-out Period, the Net Sales of the Company shall include the sale of all products by the Company to the Earn-out Accounts during such period regardless of whether such products are being sold by the Company as of the date of this Agreement.

                  (ii)  "Earn-out   Accounts"   means  those  accounts  of  the
Company existing on the date hereof as identified on Schedule 1.7(b). Earn-out Accounts consist of the accounts of the customers of the Company as of the Closing Date and future accounts generated by certain special relationship individuals (regardless of where such persons are employed) that are specifically identified on Schedule 1.7(b). To the extent the Company's accounts include entities ("Entities") controlled by independent contractors, sales agents, consultants or other persons who perform selling services for the Company ("Entity Accounts"), Earn-out Accounts shall not mean such Entity Accounts but rather all of the underlying customers and accounts of such Entities that are in existence as of the date hereof (to the extent such customers and accounts are identified on Schedule 1.7(b)). If any Earn-out Account is acquired by, merges into, or is otherwise consolidated with any other person or entity (any such Earn-out Account an "Acquired Earn-out Account" and any such person or entity into which an Earn-out Account is merged or consolidated an "Acquiror"), then sales by the Company to an Acquired Earn-out Account and to an Acquiror shall be included in Net Sales for purposes of this Section 1.7.

                  (iii) "Cost of Goods Sold" for any period means the cost of goods sold allocable to the Net Sales of the Company for such period as determined in accordance with GAAP; provided, however, that Cost of Goods Sold
(i) shall not be reduced by any purchased discounts, bulk purchase discounts, discounts for payment, special discounts or other similar incentives and
(ii) shall include (and be increased by) finder fees and similar selling expenses incurred by the Company in the course of its sales to Earn-out Accounts, as determined in a manner consistent with the Company's historical calculation of cost of goods sold as reflected in the Company Financial Statements (as defined in Section 3.10).

            (c) To the extent that the Company has a negative Gross Profit during any Annual Earn-out Period (such amount a "Gross Profit Loss"), the Gross Profit Loss shall be carried forward to the subsequent Annual Earn-out Period(s) and aggregated with the Gross Profit (or Gross Profit Loss) for such subsequent Annual Earn-out Period(s) for purposes of determining the Earn-out, if any, due for such subsequent Annual Earn-out Period(s). All Gross Profit Losses shall continue to be carried forward on an annual basis until such time as Gross Profits are fully offset by the total amount of the Gross Profit Losses. Any Gross Profit Losses will not effect prior payments of Earn-outs for Annual Earn-out Periods in which the Company had a Gross Profit.

            (d) In the event that, after the date of this Agreement, the Company is merged (or otherwise consolidated) into Buyer, Workflow or any direct or indirect subsidiary of Buyer or Workflow (any such entity a "Merger Affiliate") such that the Company is not the surviving corporation under applicable law, the Buyer shall cause such Merger Affiliate to (i) conduct the business of the Earn-out Accounts as a division of the Merger Affiliate ("Company Division") and (ii) maintain such financial records as are necessary to accurately calculate the Gross Profit (or Gross Profit Losses) of the Company Division. The business of the Company Division shall not consider any other business or operations of the Merger Affiliate and shall not consider the results of operations of any direct or indirect parent or subsidiary of the Merger Affiliate.

            (e) In the event that the Buyer or Workflow cause any entity to merge or otherwise consolidate into the Company such that the Company is the surviving corporation under applicable law, the Company shall maintain such financial records as are necessary to accurately calculate the Gross Profit (or Gross Profit Losses) of the Company (or the Company Division) with respect to the Earn-out Accounts without taking into account the results of any other operations of the Company or any such other entity.

            (f) Notwithstanding anything in this Section 1.7 to the contrary, Buyer shall have the right to reduce any amounts otherwise payable as an Earn-out by the amount of (i) any indemnification obligations of the Stockholders finally determined to be owed by the Stockholders under
Article 8, or (ii) any Pledged Asset Deficit owed by the Stockholders but not paid under the terms and conditions of Section 1.3(c).

            (g) Notwithstanding anything in this Section 1.7 to the contrary, if the Buyer directly or indirectly takes any action which causes the Net Sales of the Company to Earn-out Accounts to be transferred from the Company to any affiliate of the Buyer, then Net Sales to Earn-out Accounts by such affiliate shall continue to constitute Net Sales of the Company for purposes of this Section 1.7.

      1.8 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared in accordance with GAAP consistently applied; provided that with respect to any such financial statements (other than the Interim Financials), Schedules, certificates and reports reflecting the Company's operations prior to the Closing Date, they shall be prepared in accordance with GAAP consistently applied taking into account the Company's prior practices and except that the 1996 and 1997 Company Financial Statements were not prepared in accordance with GAAP.

2.    CLOSING

      The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place through the delivery of executed originals or facsimile counterparts of all documents required hereunder on such date that all conditions to Closing shall have been satisfied or waived, or at such other time and date as Buyer, the Company and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date." The merger shall become effective upon the filing of the articles of merger, certificate of merger, or other appropriate documents executed in accordance with the State Corporation Laws, together with any required officers' certificates with the Secretary of State of the State of New York in accordance with the provisions of the State Corporation Laws (the "Effective Time"). Unless otherwise specifically agreed in writing by all the parties hereto, the parties hereto shall cause the Closing Date and the Effective Time to occur on the same day.

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

      To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company and the Stockholders, jointly and severally, represents and warrants to Buyer as follows (for purposes of this Agreement, the phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, mean the knowledge of the Stockholders and the directors and officers of the Company, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

      3.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. Schedule 3.l hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction in which the character of the property owned, leased or operated by the Company, or the nature of the business or activities conducted by the Company, makes such qualification necessary. The Company has delivered to Buyer true, complete and correct copies of the Articles of Incorporation and Bylaws of the Company. Such Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents." The Company is not in violation of any Charter Documents. The minute books of the Company have been made available to Buyer (and have been delivered, along with the Company's original stock ledger and corporate seal, to Buyer) and are correct and, except as set forth in Schedule 3.1, complete in all material respects.

      3.2   Authorization;  Validity.  The  Company  has the full legal  right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. Each Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby and to perform its respective obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and the Stockholders and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company and each Stockholder, enforceable in accordance with its terms.

      3.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

            (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

            (b) except as set forth on Schedule 3.3(b), conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company or any Stockholder is a party or by which the Company or any Stockholder is bound, or result in the creation or imposition of any Lien (as defined in Section 3.4) on any of the Company's properties pursuant to (i) any law or regulation to which the Company or any Stockholder or any of their respective property is subject, or (ii) any judgment, order or decree to which the Company or any Stockholder is bound or any of their respective property is subject;

            (c)   except   as  set   forth  on   Schedule 3.3(b),   result   in
termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company; or

            (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or any Stockholder is subject or by which the Company or any Stockholder is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

      3.4 Capital Stock of the Company. The authorized capital stock of the Company consists of 200 shares of common stock, no par value, of which 200 shares are issued and outstanding and no shares of preferred stock. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth in Schedule 1.2 free and clear of all Liens (defined below). All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

      3.5   Transactions   in   Capital   Stock.   Except   as  set   forth  in
Schedule 3.5, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise become outstanding any shares of capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the transactions contemplated by this Agreement, Buyer will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

      3.6   Subsidiaries, Stock, and Notes.

            (a) Except as set forth on Schedule 3.6(a), the Company has no subsidiaries. For purposes of this Agreement, "subsidiaries" means any corporation, partnership, limited liability company, association or other business entity of which a person (as defined in Section 10.13) owns, directly or indirectly, more than 50% of the voting securities thereof.

            (b) Except as set forth on Schedule 3.6(b), the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, limited liability company, association or other business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

            (c) Except as set forth on Schedule 3.6(c), there are no promissory notes that have been issued to, or are held by, the Company.

      3.7 Complete Copies of Materials. The Company has delivered to Buyer true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested and received by Buyer.

      3.8 Absence of Claims Against Company. No Stockholder has any claims against the Company other than (i) for salary, employee benefits and other payments due in the ordinary course of business as an employee of the Company, or (ii) for amounts due to affiliates of the Stockholders in the ordinary course of business, or (iii) for amounts under the Accounts Receivable Assignment Agreement entered into by the Stockholders and Company contained in
Schedule 1.2(b).

      3.9   Company Financial Conditions.

            (a) The Company's net worth as of the Closing will not be less than the Net Worth Target.

            (b)   The  Company's   gross  sales  for  its  fiscal  year  ending
December 31, 1997 were not materially less than $17,148,596.

            (c) The sum of the Company's total outstanding long term and short term indebtedness to (i) banks, (ii) the Stockholders, and (iii) all other financial institutions and creditors (in each case including the current portions of such indebtedness, but excluding trade payables and other accounts payable incurred in the ordinary course of the Company's business consistent with past practice) as of the Closing Date will not be more than $0.

For purposes of Section 3.9(a), calculation of amounts as of the Closing shall be made in accordance with the last paragraph of Section 6.9.

      3.10 Financial Statements. Schedule 3.10 includes (a) true, complete and correct copies of the Company's compiled balance sheet as of December 31, 1998 (the end of its most recent completed fiscal year) and December 31, 1997 and 1996 and income statement and schedule of retained earnings for the years ended December 31, 1998, 1997 and 1996 (collectively, the "Compiled Financials"), provided, however, that the cover letter to the Interim Balance Sheet modifies the December 31, 1998 financial statements and (b) true, complete and correct copies of the Company's compiled balance sheet (the "Interim Balance Sheet") as of March 18, 1999 (the "Balance Sheet Date") and income statement and schedule of retained earnings, for the period beginning January 1, 1999 and ending on the Balance Sheet Date (collectively, the "Interim Financials," and together with the Compiled Financials, the "Company Financial Statements"). Except as noted on the compilation reports accompanying the Compiled Financials and Interim Financials, the Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject, in the case of the Interim Financials, (i) to normal year-end audit adjustments, which individually or in the aggregate will not be material, (ii) the exceptions stated on Schedule 3.10, and (iii) to the omission of footnote information. Except as set forth on Schedule 3.10, each balance sheet included in the Company Financial Statements presents fairly the financial condition of the Company as of the date indicated thereon, and each of the income statements and schedule of retained earnings included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies other than as requested by Buyer to conform the Company's accounting policies to GAAP.

      3.11  Liabilities and Obligations.

            (a) Except as set forth on Schedule 3.11(a), the Company is not liable for or subject to any liabilities except for:

                  (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

                  (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

                  (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

            (b) The Company has delivered to Buyer, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

            (c) Schedule 3.11(c) also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company or the Surviving Corporation would require additional material expenditures of capital.

            (d) For purposes of this Section 3.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

      3.12 Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

      3.13 Bank Accounts; Powers of Attorney. Schedule 3.13 sets forth a complete and accurate list as of the date of this Agreement, of:

            (a) the name of each financial institution in which the Company has any account or safe deposit box;

            (b)   the names in which the accounts or boxes are held;

            (c)   the type of account;

            (d) the name of each person authorized to draw thereon or have access thereto; and

            (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

      3.14 Accounts and Notes Receivable. The Company has delivered to Buyer a complete and accurate list, as of a date not more than two (2) business days prior to the date hereof, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Stockholders), which includes an aging of all accounts and notes receivable showing amounts due in thirty (30) day aging categories (collectively, the "Accounts Receivable"). On the Closing Date, the Company will deliver to Buyer a complete and accurate list, as of a date not more than two (2) business days prior to the Closing Date, of the Accounts Receivable which is contained in Schedule 3.14. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first became due and payable. There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Notwithstanding anything in the foregoing to the contrary, no representations or warranties are made with respect to accounts receivable of the Company included within the Distributed Assets (as defined in Section 1.2(b)), and the term "Accounts Receivable" as used in this Agreement shall not include any such Distributed Assets.

      3.15 Permits. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, director, stockholder or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company, by any Permit.

      3.16  Real Property.

            (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof.

            (b)   Schedule   3.16(b)   contains   a   complete   and   accurate
description of all Real Property leased to, or subleased by, the Company (including street address, legal description (where known), owner, and Company's use thereof) and, to the Company's knowledge, any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature thereon ("Encumbrances"). The Company does not own any Real Property. The Real Property listed on Schedule 3.16 includes all interests in real property necessary to conduct the business and operations of the Company.

            (c)   Except as set forth in Schedule 3.16(c):

                  (i) The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

                  (ii) All structures and all structural, mechanical and other physical systems thereof that constitute part of the Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at the Real
Property (collectively, the "Tangible Assets"), are free of defects and in good operating condition and repair, ordinary wear and tear excepted. For purposes of this Section, a defect shall mean a condition relating to the structures or any structural, mechanical or physical system which the Company is required to repair at its expense and which requires an expenditure of more than $1,000 to correct. To the knowledge of the Company, no maintenance or repair to the Real Property, structures, facilities and improvements to the Real Property ("Structures") or any Tangible Asset has been unreasonably deferred. There is no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair beneficial use of the Real Property, Structures or any Tangible Asset.

                  (iii) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required in the conduct of the Company's business are connected pursuant to valid permits to municipal or public utility services or facilities, or proper drainage facilities, are operable and are adequate to service the Real Property in the operation of the Company's business and to permit full compliance with the requirements of all laws in the operation of such business. No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

                  (iv) To the knowledge of the Company (but without independent verification and absent due diligence), the Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property.

                  (v) There are no pending or, to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof, nor has the Company or any of the Stockholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

                  (vi) No portion of the Real Property or the Structures has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

                  (vii) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

                  (viii) The Company is not a party to, and to the Company's knowledge there are no, outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein. The Company has not transferred any air rights or development rights relating to the Real Property.

                  (ix) the Company is not a party to any service contracts or other agreements relating to the use or operation of the Real Property.

                  (x) No portion of the Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization. No commercial use of any portion of the Real Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetlands areas.

                  (xi) All real property taxes and assessments that are due and payable by the Company with respect to the Real Property have been paid or will be paid at or prior to Closing.

                  (xii) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided Buyer with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any option granted to such party under such Lease. The Leases and the Company's interests thereunder are free of all Liens.

                  (xiii) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

      3.17  Personal Property.

            (a) Schedule 3.17(a) sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by the Company with a current book value in excess of $5,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by any Stockholder or business or personal affiliates of any Stockholder or of the Company.

            (b) The Company currently owns or leases all personal property and other assets necessary to conduct the business and operations of the Company as they are currently being conducted, free and clear of all Liens except for such Liens as are set forth on Schedule 3.17(a).

            (c) All of the equipment of the Company, including those listed on Schedule 3.17(a), are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 3.17(a) are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on Schedule 3.17(a).

      3.18  Intellectual Property.

            (a) The Company is not the owner of, and is not licensed and does not otherwise possesses legally enforceable rights to use, any registered or unregistered Marks (as defined below). For purposes of this Section 3.18, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

            (b) The Company is not the owner of, and is not licensed and does not otherwise possesses legally enforceable rights to use, any rights in Patents (as defined below) or in Copyright (as defined below). For purposes of this Section 3.18, the term "Patent" shall mean any United States or foreign patent to which the Company has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Company; the term "Copyright" shall mean any United States or foreign copyright owned by the Company as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by the Company.

            (c) The Company is not the owner of, and is not licensed and does not otherwise possesses legally enforceable rights to use, any rights in trade secrets, franchises, or similar rights (collectively, "Other Rights").

            (d) Marks, Patents, Copyrights, and Other Rights are referred to collectively herein as the "Intellectual Property." Except as indicated on
Schedule 3.18(d), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

            (e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Intellectual Property license, sublicense or agreement. No claims with respect to the Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to the Company's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret and (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company. Neither the Company nor any of its subsidiaries (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or (y) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

      3.19  Significant Customers; Material Contracts and Commitments.

            (a) Schedule 3.19(a) sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, "Significant Customers" are the twenty (20) customers that have effected the most purchases, in dollar terms, from the Company during the twelve (12) months ending on the Balance Sheet Date and "Significant Suppliers" are the twenty (20) suppliers who supplied the largest amount by dollar volume of products or services to the Company during the twelve (12) months ending on the Balance Sheet Date.

            (b) Except for purchase orders received in the ordinary course of business, Schedule 3.19(b) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation contracts with Significant Customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or stockholder of the Company are parties ("Related Party Agreements"); (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $5,000 or (iii) that may generate revenues or income exceeding, during the current term thereof, $5,000 (collectively with the Related Party Agreements, the "Material Contracts"). The Company has delivered to Buyer true, complete and correct copies of the Material Contracts. Schedule 3.19(b) designates whether a Material Contract is written or oral. The Company has no obligation, contractual or otherwise, to continue to make rental (or other) payments on behalf of a personal acquaintance of the Stockholders with respect to real property located in New Jersey (or elsewhere) and not used by the Company in its business or operations. Except as otherwise expressly provided or contemplated by this Agreement, or as set forth on Schedule 3.19(b), the Company also has no obligation, contractual or otherwise, to pay any bonuses or other payments after the Closing Date to any person or entity based on the profits or other financial results of the Company.

            (c) Except to the extent set forth on Schedule 3.19(c), (i) none of the Company's Significant Customers has, except for ordinary course of business purchase fluctuations, canceled or substantially reduced or, to the knowledge of the Company, is currently attempting or threatening to cancel or substantially reduce, any purchases from the Company, (ii) none of the Company's Significant Suppliers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting to cancel or substantially reduce, the supply of products or services to the Company,
(iii) the Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iv) there are no Material Contracts that were not negotiated at arm's length. The Company has not received any material customer complaints concerning its products and/or services, nor has it had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue.

            (d)   Each Material Contract,  except those terminated  pursuant to
Section 5.5, is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the transactions contemplated by this Agreement and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on
Schedule 3.19(d).

            (e) The Company is not a "women's business enterprise" ("WBE") or "woman-owned business concern" as defined in 48 C.F.R. ss. 52.204-5, or a "minority business enterprise" ("MBE") or "minority-owned business concern" as defined in 48 C.F.R. ss. 52.219-8, nor has it held itself out to be such to any of its customers.

            (f) The outstanding balance on all loans or credit agreements either (i) between the Company and any person in which any of the Stockholders owns a material interest, or (ii) guaranteed by the Company for the benefit of any person in which any of the Stockholders owns a material interest, are set forth in Schedule 3.19(f).

            (g) The pledge, hypothecation or mortgage of all or substantially all of the Company's assets (including, without limitation, a pledge of the Company's contract rights under any Material Contract) will not, except as set forth on Schedule 3.19(g), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Company (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Section 3.19(g)) pursuant to any of the terms and provisions of, any Material Contract to which the Company is a party or by which the property of the Company is bound.

      3.20  Government Contracts.

            (a) Except as set forth on Schedule 3.20, the Company is not a party to any government contracts.

            (b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

            (c) Except as set forth in Schedule 3.20, the Company has not been, nor is it now being, audited or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

            (d) The Company has no dispute pending before a contracting office of, nor any current claim pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

            (e)   The  Company  has  not,   with  respect  to  any   government
contract, received a cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

            (f) The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

            (g) No employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

            (h) Each of the Company's government contracts has been issued, awarded or novated to the Company in the Company's name.

      3.21 Work In Process. The work in process on the Closing Balance Sheet consists of goods in process and finished goods, all of which is merchantable and fit for the purposes for which it was manufactured, and none of which is slow-moving, obsolete, damaged, or defective (except as reserved for on the Closing Balance Sheet).

      3.22 Insurance. Schedule 3.22 sets forth a complete and accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. The Company has delivered to Buyer true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid when due (or within any grace period) and the Company is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

      3.23  Environmental Matters.

            (a) The Company and any other person or entity for whose conduct the Company is or may be held responsible, have no liability under, have never violated, and are presently in compliance with any and all environmental, health or safety-related laws, regulations, ordinances or by-laws at the federal, state and local level (the "Environmental Laws") applicable to the Real Property and any facilities and operations thereon, except as listed in
Schedule 3.23(a).

            (b) There exist no conditions with respect to the environment on or off the Real Property, whether or not yet discovered, that could or do result in any damage, loss, cost, expense, claim, demand, order or liability to or against the Company by any third party including, without limitation, any condition resulting from the operation of the Company's business and/or the operation of the business of any other property owner or operator in the vicinity of the Real Property and/or any activity or operation formerly conducted by any person or entity on or off the Real Property, except as set forth in Schedule 3.23(b).

            (c)   The  Company,  and any  other  person  or  entity  for  whose conduct the Company is or may be held responsible, have not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss. 9601 et seq., the Federal Clean Water Act, as amended, 33 U.S.C. ss. 1251 et seq., or any other federal, state, or local environmental law, regulation, ordinance, rule, or bylaw, whether existing as of the date hereof, previously enforced, or subsequently enacted ("Hazardous Material") or any solid waste at the Real Property, or at any other location, except in compliance with all applicable Environmental Laws and except as listed in Schedule 3.23(c).

            (d) The Company has no knowledge of the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air, sewer system, or any environmental medium with respect to the Real Property ("Environmental Condition") except as listed in Schedule 3.23(d).

            (e) No Lien has been imposed on the Real Property by any governmental entity at the federal, state, or local level in connection with the presence on or off the Real Property of any Hazardous Material, except as listed in Schedule 3.23(e).

            (f) The Company has not, and any other person or entity for whose conduct the Company is or may be held responsible has not, (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Real Property or any facilities or operations thereon; (ii) received notice under the citizen suit provision of any of the Environmental Laws in connection with the Real Property or any facilities or operations thereon; (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal compliant or claim with respect to any Environmental Condition relating to the Real Property or any facilities or operations thereon; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to the Real Property or any facilities or operations thereon, except as set forth in Schedule 3.23(f); and the Company, and any other person or entity for whose conduct it is or may be held responsible, have no knowledge that any of the above will be forthcoming.

            (g) The Company has all permits necessary pursuant to Environmental Laws for its activities and operations at the Real Property and for any past or ongoing alterations or improvements at the Real Property, which permits are listed in Schedule 3.23(g).

            (h)   None  of  the   following   exists  at  the  Real   Property:
(1) underground storage tanks, (2) asbestos-containing materials in any form or condition, (3) materials or equipment containing polychlorinated biphenyls,
(4) lead paint, pipes or solder, or (5) landfills, surface impoundments or disposal areas, except as listed in Schedule 3.23(h).

            (i) The Company has provided to Buyer copies of all documents, records and information in its possession or control or available to the
Company concerning Environmental Conditions relevant to the Real Property or any facilities or operations thereon, whether generated by Company or others, including, without limitation, environmental audits, environmental risk assessments, or site assessments of the Real Property and/or any adjacent property or other property in the vicinity of the Real Property owned or operated by the Company or others, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and environmental agency reports and correspondence. Furthermore, the Stockholders shall have an ongoing obligation to immediately provide to Buyer copies of any additional such documents that come into the possession or control of or become available to the Stockholders subsequent to the date hereof.

            (j) The Company has, at its sole cost and expense, taken or caused to be taken all actions necessary to ensure that as of the Closing Date the Real Property, all activities and operations thereon, and all alterations and improvements thereto, comply with all applicable Environmental Laws and with any and all agreements with governmental entities, court orders, and administrative orders regarding Environmental Conditions.

      3.24 Labor and Employment Matters. Except as set forth on Schedule 3.24, with respect to employees of and service providers to the Company:

            (a) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

            (b) there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

            (c) there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's knowledge, threatened, against or directly affecting the Company;

            (d)   to  the   Company's   knowledge,   no  labor   representation
organization effort exists nor has there been any such activity within the past three (3) years;

            (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefor exist or have been threatened;

            (f) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and

            (g) all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

      3.25  Employee Benefit Plans.

            (a)   Definitions.

                  (i) "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

                  (ii) "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company.

                  (iii) "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or to which the Company is obligated to make payments, in each case with respect to any present or former employees of the Company.

                  (iv)  "Employee  Benefit  Plan"  has  the  meaning  given  in
Section 3(3) of ERISA.

                  (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                  (vi) "ERISA Affiliate" means any person that, together with the Company, would be or was at any time treated as a single employer under
Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

                  (vii) "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

                  (viii) "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

                  (ix)  "Welfare   Plan"  means  any   Employee   Benefit  Plan
described in Section 3(1) of ERISA.

            (b)   Schedule  3.25(b)  contains a complete and  accurate  list of
all  Company  Plans  and  Company  Benefit   Arrangements.   Schedule   3.25(b)
specifically identifies all Company Plans (if any) that are Qualified Plans.

            (c) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements, except as set forth on Schedule 3.25(c):

                  (i) true, correct, and complete copies of all the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered to Buyer: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto and those for the prior three (3) years; (C) the last Internal Revenue Service determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Company to obtain those letters; (D) the most recent summary plan description; (E) all reports submitted within the four (4) years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (F) all notices that were given within the three (3) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (G) employee manuals or handbooks containing personnel or employee relations policies;

                  (ii) the Superior Graphics Retirement Plan (the "Company 401(k) Plan") is the only Qualified Plan. The Company has never maintained or contributed to another Qualified Plan. The Company 401(k) Plan qualifies under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of any Qualified Plans that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

                  (iii) the Company has never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

                  (iv) each Company Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

                  (v) there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company or any Stockholder, and no claims or lawsuits have been asserted, instituted or, to the knowledge of the Company, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement, and the Company does not have knowledge of any fact that could form the basis for any such claim or lawsuit. The Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company 401(k) Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

                  (vi) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

                  (vii) with respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for the Company or any Stockholder, officer, director, or employee of the Company;

                  (viii) all reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied with respect to each Company Plan and each Company Benefit Arrangement;

                  (ix) all amendments and actions required to bring the Company Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Closing Date and (B) are disclosed on Schedule 3.25(c);

                  (x) payment has been made of all amounts that the Company is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within 30 days of such withholding;

                  (xi) the Company has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

                  (xii) no statement, either written or oral, has been made by the Company to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have an adverse economic consequence to the Company;

                  (xiii) the Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

                  (xiv) all group health plans of the Company and its affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code, and the Company has provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date;

                  (xv) no employee or former employee of the Company or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Interim Balance Sheet or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

            (d)   Schedule  3.25(d) hereto  contains the most recent  quarterly
listing  of   workers'   compensation   claims  and  a  schedule   of  workers'
compensation claims of the Company for the last three (3) fiscal years.

            (e) Schedule 3.25(e) hereto sets forth an accurate list, as of the date hereof, of all employees of the Company who earned more than $70,000 in 1998 and who may earn more than $70,000 in 1999, all officers and all directors, and lists all employment agreements with such employees, officers and directors and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of (a) the Balance Sheet Date and (b) the date hereof.

            (f) The Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

      3.26  Taxes.

            (a)   Except as set forth on Schedule 3.26(a):

                  (i) The Company has timely filed all Tax Returns due on or before the Closing Date, and all such Tax Returns are true, correct, and complete in all respects.

                  (ii) The Company has paid in full on a timely basis all Taxes owed and payable by it, whether or not shown on any Tax Return.

                  (iii) The amount of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

                  (iv) There are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination, or claim for Taxes, whether pending or threatened, has been received.

                  (v) The Company has a taxable year ended on December 31 of each year.

                  (vi) The Company currently utilizes the cash method of accounting for income Tax purposes and such method of accounting has not changed.

                  (vii) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                  (viii) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of the Company for the last fiscal year have been delivered to Buyer.

                  (ix) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

                  (x) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse effect on the Company or its business.

                  (xi) None of the Company's assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

                  (xii) There are no contracts, agreements, plans or arrangements covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G or 404 of the Code.

                  (xiii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                  (xiv) The Company is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

                  (xv) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                  (xvi) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

                  (xvii) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of another person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

            (b)   (i)   The  Company  has  since  its  incorporation  been an S
Corporation within the meaning of Section 1361 of the Code.

                  (ii) The Company does not have a net recognizable built-in gain within the meaning of Section 1374 of the Code.

            (c)   For purposes of this Agreement:

                  (i)   the term  "Tax" or  "Taxes"  shall  include  any tax or
similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

                  (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

      3.27  Conformity with Law; Litigation.

            (a) Except as set forth on Schedule 3.27(a), the Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it.

            (b) No Stockholder has, at any time: (i) committed any criminal act (except for minor traffic violations); (ii) filed for personal bankruptcy; or (iii) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection.

            (c) Except as set forth on Schedule 3.27(c), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business.

      3.28 Relations with Governments. Except as set forth on Schedule 3.28, prior to the Closing Date, the Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

      3.29 Absence of Changes. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 3.29, there has not been:

            (a) any change, by itself or together with other changes, that has affected adversely, or is likely to affect adversely, the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company;

            (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

            (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (d) except for distributions to the Stockholders of the Distributed Assets (any such distributions a "Permitted Distribution"), any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

            (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

            (f)   any work interruptions,  labor grievances or claims filed, or
any  similar  event  or  condition  of  any  character,   materially  adversely
affecting the business or future prospects of the Company;

            (g) except for any Permitted Distribution, any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including without limitation the Stockholders and their affiliates;

            (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Stockholders and their affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

            (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

            (k)   any waiver of any material rights or claims of the Company;

            (l)   any  breach,   amendment  or   termination  of  any  material
contract, agreement, license, permit or other right to which the Company is a party;

            (m) except for any Permitted Distribution, any transaction by the Company outside the ordinary course of business;

            (n) any capital commitment by the Company, either individually or in the aggregate, exceeding $10,000;

            (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

            (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

            (q) any entry into, amendment of, relinquishment, termination or non- renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring payments by the Company, either individually or in the aggregate, in excess of $10,000;

            (r) any loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

            (s) the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

            (t) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses
(a) through (s) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

      3.30 Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Stockholders or the Company contained in this Agreement, in the Schedules attached hereto or in any certificate furnished or to be furnished by the Stockholders or the Company to Buyer in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

      3.31 Predecessor Status; Etc. Schedule 3.31 sets forth a listing of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of the Company and all of its predecessor companies during the five-year period immediately preceding the Closing, including without limitation the names of any entities from whom the Company has acquired material assets. During the five (5) year period immediately preceding the Closing, the Company has operated only under the names set forth on Schedule 3.31 in the jurisdiction or jurisdictions set forth on Schedule 3.31 and has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

      3.32 Location of Chief Executive Offices. Schedule 3.32 sets forth the location of the Company's chief executive offices.

      3.33  Location of Equipment  and Work In Process.  Except as set forth in
Schedule 3.33, all work in process and equipment held on the date hereof by the Company is located at one of the locations shown on Schedule 3.33. For purposes of this Agreement, (a) the term "work in process" shall mean all goods in process and finished goods (in all stages of production -- from raw materials through work-in-process to finished goods) owned by the Company as of the date hereof, wherever located, together with all supplies, incidentals, packaging materials and any other items used or usable in manufacturing, processing, packaging or shipping the same; and (b) the term "equipment" shall mean any "equipment" of any nature owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company as of the date hereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

      3.34 Year 2000 Compliance. The Company shall be Year 2000 Compliant and Ready (as defined below) on or before June 30, 1999. The cost, if any, to be incurred in order to cause the Company to become Year 2000 Compliant and Ready between the date hereof and June 30, 1999 shall not exceed $25,000. Furthermore, to the extent the Company may not be Year 2000 Compliant and Ready at any time prior to June 30, 1999, the Company has no reason to believe that such status will result in a material adverse affect on the Company's business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise). In addition, the Company has no reason to believe that its respective vendors, suppliers or customers of the Company are not Year 2000
Compliant and Ready where the failure to be Year 2000 Compliant and Ready would have a material adverse affect on the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company. For purposes of this Agreement, the term "Year 2000 Compliant and Ready," with respect to any person, means that the hardware and software systems and components (including without limitation imbedded microchips) owned, licensed or used by such person in connection with its business operations (excluding systems of third parties such as telephones, electricity and elevators) will (without any additional cost or the need for human intervention)
(i) accurately process information involving any and all dates before, during and/or after January 1, 2000, including without limitation recognizing and processing input, providing output, storing information and performing date-related calculations, all without creating any ambiguity as to the century and without any other error or malfunction, (ii) operate accurately without material interruption or malfunction on and in respect of any and all dates before, during and/or after January 1, 2000 and (iii) where applicable, respond to and process two digit year input without creating any ambiguity as to the century.

      3.35 No Other Representations or Warranties. Except for representations and warranties contained in this Agreement and in certificates, Schedules, and other documents delivered by the Stockholders or the Company in connection herewith, the Company and the Stockholders make no representations or warranties, express or implied, written or oral.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

      To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to the Company and the Stockholders as follows:

      4.1 Due Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted.

      4.2 Authorization; Validity of Obligations. The representative of Buyer executing this Agreement has all requisite power and authority to enter into and bind Buyer to the terms of this Agreement. Buyer has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the performance by Buyer of the transactions contemplated herein has been duly and validly authorized by the Board of Managers of Buyer and this Agreement has been duly and validly authorized by all necessary action. This Agreement is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

      4.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

            (a) conflict with, or result in a breach or violation of the Buyer's Operating Agreement;

            (b) conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of Buyer's properties pursuant to (i) any law or regulation to which Buyer or any of its property is subject, or (ii) any judgment, order or decree to which Buyer is bound or any of its property is subject;

            (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer; or

            (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which Buyer is subject, or by which Buyer is bound (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

      4.4 Consideration. The Buyer presently has, and at all times until paid will have, the financial resources available to Buyer in order to enable Buyer to pay to the Stockholders the Cash Purchase Price and the Earn-out.

      4.5   No  Change.   Buyer  knows  of  no  reason  (financial,   legal  or
otherwise) why it would be unable to make the payments required to be paid by Buyer to the Stockholders hereunder.

      4.6 Reliance by Buyer. Buyer is relying on the representations, warranties and covenants of the Company and the Stockholders contained in this Agreement and in all certificates delivered by the Company and the Stockholders in connection with the Closing and, after investigation, is not relying on any other representation, fact or circumstance.

      4.7 No Other Representations or Warranties. Except for representations and warranties contained in this Agreement and in any other documents delivered by the Buyer in connection herewith, the Buyer makes no representations or warranties, express or implied, written or oral.

5.    COVENANTS

      5.1   Tax Matters.

            (a) The following provisions shall govern the allocation of responsibility as between the Company, on the one hand, and the Stockholders, on the other, for certain tax matters following the Closing Date:

                  (i)   Stockholders  shall prepare or cause to be prepared and
file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are due after the Closing Date. Stockholders shall pay to the
Surviving  Corporation  on or  before  the due  date of such  Tax  Returns  (as extended) the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date or as reflected in the Closing Balance Sheet and the cover letter accompanying such Closing Balance Sheet from the Company's independent account. Such Tax Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by Buyer (which approval shall not be unreasonably withheld). To the extent reasonably requested by the Stockholders or required by law, Buyer and the Surviving Corporation shall participate in the filing of any Tax Returns filed pursuant to this paragraph. Notwithstanding anything in the foregoing to the contrary, Buyer expressly acknowledges that it is assuming (and shall pay) the Earn-out Tax Liability. In the event that the Earn-out Tax Liability is imposed as a result of Buyer's decision to make a Section 338(h)(10) Election, then Buyer shall prepare and file the appropriate Tax Return(s) or amendments thereto with the State and/or City of New York and shall pay any amounts owed to the State and/or City of New York with respect to the Earn-out Tax Liability.

                  (ii)  Except as set forth in  Section 5.1(a)(v)  with respect to income Tax Returns for the Company for 1999, the Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods ending on or after the Closing Date. To the extent the Buyer claims that Stockholders are responsible for any Taxes with respect to such Tax periods, the Tax Returns for such Tax periods shall be subject to the review and approval of Stockholders (which approval shall not be unreasonably withheld). The Stockholders shall pay to the Surviving Corporation within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. For purposes of this Section 5.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and
(y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                  (iii) Buyer and the Surviving Corporation on one hand and Stockholders on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company that are in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

                  (iv) The Stockholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement except those imposed upon the Buyer by applicable law, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, Buyer and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

                  (v) The Stockholders and Buyer agree that the Buyer's purchase of the capital stock of the Company is controlled by
Section 1362(e)(6)(D) of the Code and Treasury Regulation ss. 1362-3(b)(3) wherein the 1999 calendar tax year of the Company will be treated as two taxable years for income Tax purposes and items of income, loss, deduction or credit shall be assigned to the two short taxable years in accordance with the Company's normal method of accounting under Treasury Regulation ss. 1.1362-3(b)(3) on a "per books" method. The Stockholders and the Surviving Corporation shall file income Tax Returns for the 1999 calendar tax year in a manner consistent with the foregoing.

            (b) The Company shall, prior to the Closing, maintain its status as an S Corporation for federal and state income tax purposes. The Company and the Stockholders will not revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Company and the Stockholders will not take or allow any action to be taken (other than the sale of the Stock pursuant to this Agreement) that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

            (c)   The  parties   agree  as  follows  with  respect  to  Section
338(h)(10) of the Code:

                  (i)   At the Buyer's  option,  the Surviving  Corporation and
Stockholders   will  join  with  Buyer  in  making  a  timely   election  under
Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Stock hereunder (a "Section 338(h)(10) Election"). Stockholders will include any income, gain, loss, deduction, or other tax item resulting from the
Section 338(h)(10) Election on their Tax Returns to the extent permitted by applicable law; provided, however, that Buyer shall be responsible for the Earn-out Tax Liability as set forth in Section 5.1(a)(i) and 1.2(a)(iii). Buyer and Stockholders shall cooperate fully with each other in the making of such election. In particular, Buyer shall be responsible for the preparation and filing of all Tax Returns and forms (the "Section 338 Forms") required under applicable tax law to be filed in connection with making the Section 338 (h)(10) Election. Stockholders shall deliver to Buyer, within 90 days prior to the date the Section 338 Forms are required to be filed, such documents and other forms as reasonably requested by Buyer to properly complete the Section 338 Forms.

                  (ii)  Buyer and  Stockholders  shall  allocate  the  Purchase
Price in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be used for purposes of determining the modified aggregate deemed sales price under Treasury Regulations and in reporting the deemed sale of assets of the Company in connection with the Section 338(h)(10) Election.

                  (iii) Buyer shall initially prepare a completed set of IRS Forms 8023 (and any comparable forms required to be filed under state, local or foreign tax law) and any additional data or materials required to be attached to Forms 8023 pursuant to the Treasury Regulations promulgated under
Section 338 of the Code. Buyer shall deliver said forms to Stockholders for review no later than 45 days prior to the date the Section 338 Forms are required to be filed. In the event the Stockholders object to the manner in which the Section 338 Forms have been prepared, the Stockholders' Representative shall notify Buyer within 10 days of receipt of the Section 338 Forms of such objection, and the parties shall endeavor within the next 15 days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within said 15 day period, Buyer and the Stockholders' Representative shall submit such dispute to an independent accounting firm of recognized national standing (the "Allocation Arbiter") selected by Buyer and the Stockholders' Representative, which firm shall not be the regular accounting firm of Buyer or the Stockholders. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations of Buyer and the Stockholders' Representative and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Section 338 Forms shall be conclusive and binding upon the parties.

                  (iv) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Company or Surviving Corporation after the Section 338(h)(10) Election shall be made after the date of this Agreement without the prior written consent of the Buyer and the Stockholders' Representative.

            (d) Buyer and Stockholders agree as follows with respect to the allocation of income Tax liabilities:

                  (i) Stockholders shall be responsible for all federal income Taxes attributable to the Company for the period prior to the Closing Date (including all Taxes resulting from the Section 338(h)(10) Election). Buyer shall be responsible for all federal income Taxes of the Surviving Corporation for the period after the Closing Date, including Taxes resulting from a change in the accounting method of the Surviving Corporation after the Closing Date.

                  (ii) The Stockholders shall be liable for any state, local, or foreign Tax attributable to an election under state, local, or foreign law similar to the election available under Section 338(h)(10) of the Code (other than the Earn-out Tax Liability). Further, if a state, local or foreign jurisdiction does not have provisions similar to the election available under
Section 338(h)(10) of the Code, Stockholders will be liable for any Tax imposed on the Company or Surviving Corporation by such state, local and/or foreign jurisdiction resulting from the transactions contemplated by this Agreement (other than the Earn-out Tax Liability). Finally, Stockholders will be liable for nonfederal income Taxes of the Company ending on or before the Closing Date, and the Buyer and Surviving Corporation will be liable for nonfederal income Taxes of the Company for the period ending after the Closing Date, including Taxes resulting from a change in the accounting method of the Company after the Closing Date and any Earn-out Tax Liability.

      5.2 Accounts Receivable. In the event that all Accounts Receivable are not collected in full (net of reserves specified in Section 3.14) within one hundred twenty (120) days after the Closing then, at the request of the Surviving Corporation or Buyer, the Stockholders shall pay (based on their percentage ownership of the Company immediately prior to the Closing Date) the Surviving Corporation an amount equal to the Accounts Receivable not so collected, and upon receipt of such payment the Surviving Corporation shall assign to the Stockholders (or their affiliate J&W Ventures LLC) making the payment all rights with respect to the uncollected Accounts Receivable giving rise to the payment and shall also thereafter promptly remit any excess collections received by it with respect to such assigned Accounts Receivable. If and when the amount subsequently collected by Stockholders with respect to the assigned Accounts Receivable equals (a) the payment made therefor plus
(b) the costs and expenses reasonably incurred by the Stockholders in the collection of such assigned Accounts Receivable, the Stockholders shall reassign to the Surviving Corporation all of such assigned Accounts Receivable as have not been collected in full by the Stockholders and shall also thereafter promptly remit any excess collections received by them. Upon the written request of the Surviving Corporation, the Stockholders shall provide it with a status report concerning the collection of assigned Accounts Receivable.

      5.3 Removal of Guaranties. Within one hundred eighty days of the Closing Date, the Stockholders shall use reasonable efforts to cause to be removed, canceled or otherwise extinguished the guaranty given by the Company prior to Closing with respect to the Axis Lease (as defined below), as specifically identified on Schedule 5.3. Upon the expiration of the current term and any renewal terms of the Axis Global Systems, LLC ("Axis Systems") lease, dated November 1, 1997, with respect to premises located at 47-55 58th Street, Woodside, New York ("Axis Lease"), the Stockholders shall not permit Axis Systems to enter into a new lease or modification of the existing Axis Lease that would continue the guaranty of the Surviving Corporation of any obligations under such new or modified lease. In addition, the Stockholders shall give written notice to the Buyer of any default declared by the landlord under the Axis Lease within two (2) business days of the day on which the Stockholders receive notice of such default from the landlord. The Stockholders shall indemnify and hold Buyer and the Surviving Corporation harmless with respect to the Company's guaranty of the Axis Lease as specifically set forth in Section 8.1(a)(iv).

      With respect to the Lease and Assignment of Lease, pursuant to which the Company occupies its premises at 250 Hudson Street, New York, New York ("Company Lease"), the Buyer and the Surviving Corporation shall not enter into a new lease or modification of the existing lease that would continue the guaranty of the Stockholders of any obligations under such new or modified lease. Buyer shall indemnify and hold Stockholders harmless with respect to such guaranty as specifically set forth in Section 8.1(b)(iii).

      5.4 Employee Benefit Plans. If reasonably requested by Buyer, the Company shall terminate any Company Plan or Company Benefit Arrangement substantially contemporaneously with the Closing.

      5.5 Related Party Agreements. The Company and/or the Stockholders, as the case may be, shall terminate any Related Party Agreements which Buyer requests the Company or Stockholders to terminate prior to the Closing.

      5.6   Cooperation.

            (a) The Company, Stockholders, and Buyer shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by Buyer's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market.

            (b) The Stockholders and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with Buyer on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

            (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby

            (d) After the Closing Date, the Buyer shall cooperate with the Stockholders as reasonably necessary to permit the Stockholders to collect the Distributed Assets and Stockholders shall be entitled, as employees of the Company after the Closing Date, to take action and to spend a reasonable amount of time collecting the Distributed Assets. The Stockholders shall incur all costs and expenses in connection with the collection of the Distributed Assets. After the Closing Date, the Buyer shall permit the
Stockholders and their representatives reasonable access to such books and records of the Company as may be necessary for the purpose of confirming and reviewing the Closing Balance Sheet, for the purpose of preparing the Company's final Tax Return for the period up to and including the Closing Date, and for the purpose of reviewing or confirming any indemnification claim against Stockholders.

      5.7   Access to Information; Confidentiality; Public Disclosure.

            (a) Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of Buyer access to (i) all of the sites, properties, books and records of the Company and (ii) such additional financial and operating data and other information as to the business and properties of the Company as Buyer may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

            (b) Unless and until there is a Closing, Buyer, the Company and the Stockholders shall be subject to the terms and conditions set forth in the Confidentiality Agreement dated November 18, 1998, as amended by letter dated December 15, 1998, between Workflow and the Company ("Confidentiality Agreement"). In accordance therewith, the terms and conditions of the Confidentiality Agreement are incorporated by reference herein and made a part hereof.

      5.8   Conduct  of  Business  Pending  Closing.  Except  as set  forth  on
Schedule 5.8, between the Net Worth Calculation Date and the Effective Time, the Company will (except as requested or agreed by Buyer):

            (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

            (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

            (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

            (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

            (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

            (f)   maintain  compliance  with  all  permits,   laws,  rules  and
regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

            (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

            (h) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice.

      5.9 Prohibited Activities. Except as set forth on Schedule 5.9, between the Net Worth Calculation Date and the Effective Time, the Company will not, without the prior written consent of Buyer:

            (a) make any change in its Articles of Incorporation or Bylaws, or authorize or propose the same;

            (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

            (c) except for any Permitted Distribution, declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

            (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice in an amount individually in excess of $10,000 or collectively in excess of $50,000, including contracts to provide services to customers;

            (e) increase the compensation payable or to become payable to any officer, director, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

            (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

            (g) except for any Permitted Distribution, sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

            (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

            (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

            (j) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

            (k) commit a breach of or amend or terminate any material agreement, permit, license or other right;

            (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or Stockholder of the Company or (ii) except for any Permitted Distribution, outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

            (m) commence a lawsuit other than for routine collection of bills;

            (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

            (o) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of Buyer; or

            (p) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.9(a) through (o) above, or any action which would make any of the representations and warranties of the Company and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Articles 6 and 7 not being satisfied.

      5.10 Exclusivity. None of the Stockholders, the Company, or any agent, officer, director or any representative of the Company or any Stockholder will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person for,
(b) engage in any discussions pertaining to, or (c) furnish any information to any person other than Buyer relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company. In addition to the foregoing, if the Company or any Stockholder receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, the Company or such Stockholder shall immediately notify Buyer thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

      5.11 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and
(b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.11 shall not, without the express written consent of the other parties be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Articles 6 and 7, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      5.12 Notice to Bargaining Agents. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by Buyer, and shall provide Buyer with proof that any required notice has been sent.

      5.13 Post-Closing Balance Sheet. Within fifteen (15) business days after Closing, the Stockholders' Representative shall deliver to Buyer a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP ("Post-Closing Balance Sheet"). Buyer shall cooperate with the Stockholders' Representative in connection with the preparation of such Post-Closing Balance Sheet.

      5.14 Pay-off of Company Debt. The Company has paid off or otherwise satisfied (or will do so prior to Closing) all liabilities of the Company to the extent necessary to cause the representation and warranty set forth in
Section 3.9(d) of this Agreement to be true in all respects as of the Closing Date.

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

      The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

      6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by each of the Stockholders shall have been delivered to Buyer.

      6.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting
Buyer's conduct or operation of the business of the Company (or its own business) following the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Buyer or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company. A certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and the Stockholders shall have been delivered to Buyer.

      6.3 No Material Adverse Change. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since the Balance Sheet Date; and Buyer shall have received a certificate signed by the Company and each Stockholder dated the Closing Date to such effect.

      6.4 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

      6.5 Opinion of Counsel. Buyer shall have received an opinion from counsel to the Company and the Stockholders, dated the Closing Date, in a form reasonably satisfactory to Buyer.

      6.6 Charter Documents. Buyer shall have received (a) a copy of the Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of the Company certified by the Secretary of the Company, and such documents shall be in form and substance reasonably acceptable to Buyer.

      6.7   Intentionally Omitted.

      6.8   Intentionally Omitted.

      6.9 Delivery of Closing Financial Certificate. Buyer shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company and by each of the Stockholders, setting forth:

            (a) the net worth of the Company as of the Closing Date (the "Certified Closing Net Worth");

            (b)   the  sales  of  the   Company  for  the  fiscal  year  ending
December 31, 1997;

            (c) the sum of the Company's total outstanding long term and short term indebtedness to (i) banks, (ii) the Stockholders and (iii) all other financial institutions and creditors (in each case including the current portion of such indebtedness, but excluding trade payables and other accounts payable incurred in the ordinary course of the Company's business consistent with past practice) as of the Closing Date shall be $-0-.

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth, the Company shall not take account of any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after December 31, 1997.

      6.10  Intentionally Omitted.

      6.11 Stockholder Employment/Consulting Agreements. Each of the Stockholders shall have entered into an employment agreement with the Company in the forms attached hereto as Exhibits A-1 and A-2 (individually, "Employment Agreement" and collectively, "Employment Agreements"). In addition, the Company shall have entered into an independent contractor agreement with an entity controlled by the Stockholders in the form attached hereto as Exhibit B-1 ("Contractor Agreement").

      6.12 Salesman Employment/Consulting Agreements Each of (i) Chet Woods, (ii) Ricki Noto, (iii) David Manne, (iv) Lise Rapp and (v) Andrew Rich, or entities controlled by them, shall have entered into an employment agreement or independent contractor agreement with the Company in a form reasonably satisfactory to Buyer.

7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS  AND THE COMPANY

      The obligation of the Stockholders and the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

      7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Buyer shall have been delivered to the Company and the Stockholders.

      7.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting
Buyer's conduct or operation of the business of the Company (or its own business) following the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Buyer shall have been delivered to the Company and the Stockholders.

      7.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by Buyer of the transactions contemplated herein, shall have been obtained and made. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

      7.4 Stockholder Employment and Consulting Agreements. Each of the Stockholders shall have entered into an Employment Agreement with the
Company. In addition, the Company shall have entered into the Contractor Agreement with an entity controlled by the Stockholders.

8.    INDEMNIFICATION

      8.1 General Indemnification. Each Stockholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless Buyer, Workflow and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

            (a)   all liabilities,  losses, claims, damages,  punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest
(including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                  (i) any breach of any representation or warranty of the Stockholders or the Company set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Stockholder or the Company in connection herewith; or

                  (ii) any nonfulfillment of any covenant or agreement by the Stockholders or, prior to the Closing Date, the Company, under this Agreement; or

                  (iii) the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's directors, officers, stockholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the Schedules to this Agreement or reserved for in the Company Financial Statements; or

                  (iv) (A) the matters disclosed on Schedules 3.23 (environmental matters), 3.25 (employee benefit plans), 3.26 (taxes), and 3.27 (conformity with law; litigation), (B) the failure of the Company (prior to the Closing Date) to pay income, sales or use taxes in the State of New Jersey, (C) the failure of the Company (prior to the Closing Date) to file an election to be taxed as an S corporation for New Jersey state Tax purposes,
(D) the failure of the Company (prior to the Closing Date) to pay sales and use taxes in New York, (E) any breach or default by the Company (prior to the Closing Date) under the Company Lease, or (F) any actions taken against the Surviving Corporation pursuant to the Company's guaranty of the Axis Lease; or

                  (v) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1(a).

            (b) Buyer and the Surviving Corporation covenant and agree to indemnify defend, protect and hold harmless the Stockholders from, against and in respect of all Damages suffered, sustained, incurred or paid by Stockholders in connection with, resulting from or arising out of, directly or indirectly:

                  (i) any breach of any representation or warranty of Buyer set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of Buyer in connection herewith; or

                  (ii) any nonfulfillment of any covenant or agreement by Buyer under this Agreement; or

                  (iii) any  actions   taken  by  the   landlord   against  the
Stockholders as guarantors of the Company Lease with respect to any event occurring after the Closing Date; or

                  (iv) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1(b).

      8.2   Limitation and Expiration.  Notwithstanding the above:

            (a)   there  shall  be  no  liability  for  indemnification   under
Section 8.1(a) unless, and solely to the extent that, the aggregate amount of Damages exceeds $75,000 (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Cash Purchase Price as set forth in Sections 1.2 and 1.3; (ii) Damages arising out of any breaches of the covenants of the Stockholders set forth in this Agreement or representations and warranties made in Sections 3.4 (capital stock of the Company), 3.5 (transactions in capital stock), 3.19 (significant customers; material contracts and commitments), 3.23 (environmental matters),
3.25 (employee benefit plans), 3.26 (taxes), 3.27 (conformity with law; litigation), or (iii) Damages described in Section 8.1(a)(iv);

            (b) the aggregate amount of the Stockholders' liability under this Article 8 shall not exceed the Purchase Price; provided, however, that the Stockholders' liability for Damages arising out of any breaches of the representations made in Sections 3.23 (environmental matters), 3.25 (employee benefit plans) or 3.26 (taxes) or Damages described in Section 8.1(a)(ii) or
(iv)  (except  for  Section  3.27  (conformity  with law;  litigation)  in said
Section 8.1(a)(iv)) shall not be subject to such limitation and shall not count toward the limitation described in the first clause of this Section 8.2(b);

            (c) the indemnification obligations under this Article 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 8.2(c):

                  (i)   (1)   except  as to  representations,  warranties,  and
covenants specified in clause (i)(2) or (3) of this Section 8.2(c), the third anniversary of the Closing Date, or

                        (2)   with respect to  representations  and  warranties

contained in Sections 3.23 (environmental matters), 3.25 (employee benefit plans), 3.26 (taxes), and the indemnification set forth in Section 8.1(a)(ii),
(iii) or (iv),  on the date that is six (6) months after the  expiration of six
(6) years after the Closing Date; or

                        (3)   with respect to  indemnification  obligations  of

the Buyer and the Surviving Corporation under Sections 8.1(b)(ii) and (iii), on the date that is six (6) months after the expiration of six (6) years after the Closing Date.

                  (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 8.2(c) (such claims referred to as "Pending Claims").

      8.3   Indemnification    Procedures    All   claims   or   demands    for
indemnification under this Article 8 ("Claims") shall be asserted and resolved as follows:

            (a) In the event that any Indemnified Party (such term to include the Stockholders for purposes of this Section 8.3 to the extent the Stockholders are entitled to indemnification pursuant to Section 8.1(b)) has a Claim against any party obligated to provide indemnification pursuant to
Section 8.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Indemnifying Party does not notify the Indemnified Party within forty-five
(45) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.3(a), the Indemnified Party shall respond in a written statement to the objection within forty-five (45) days and, for sixty
(60) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

            (b) (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have forty-five (45) days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                  (ii) In the event that the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified
Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                  (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

            (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

            (d) Subject to the provisions of Section 8.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section
8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

            (e) The amount of any claim by an Indemnified Party for indemnification pursuant to this Article VIII shall be computed net of insurance proceeds and tax benefits received by such Indemnified Party on account of such claim, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy. Damages does not include any consequential damages or charges for any management time of the Indemnified Party.

            (f) If the Stockholders are required to make an indemnification payment to the Buyer under this Article 8, such payment shall be deemed to be the repayment from the Stockholders to the Buyer of the Purchase Price in the order actually received by the Stockholders. In such event, the Stockholders shall also repay to the Buyer a pro rata portion (allocable to the portion of the Purchase Price repaid) of the Incremental Taxes paid to the Stockholders pursuant to the provisions of Section 1.2(a)(iii).

            (g) If the Stockholders are required to make an indemnification payment to the Buyer under Section 8.1(a)(iv)(E) for a breach or default by the Company prior to the Closing under the Company Lease, the Buyer agrees to exert its reasonable best efforts to sublease (consistent with the terms of the Company Lease) any excess space which is not then occupied or otherwise needed by the Buyer in connection with the Company business (whether standing alone or as a part of Buyer or an affiliated entity of Buyer) at the then fair market value for said space in order to mitigate the Damages suffered by Buyer with respect to such breach or default.

      8.4 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Company, the Stockholders, and Buyer in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.2. The representations, warranties and covenants of Buyer will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in
Section 8.2;  provided that Buyer's  obligation to pay the Earn-out pursuant to
Section 1.7 shall not expire until the fifth anniversary of the Closing Date.

      8.5 Exclusive Remedy. After the Closing, the remedies contained in this Article VIII shall constitute the sole and exclusive remedies for money damages available to any party under this agreement; provided that the foregoing shall not limit in any way the parties' respective rights to seek equitable remedies, including the remedies of specific performance and injunctive relief.

      8.6 Right to Set Off. Buyer shall have the right, but not the obligation, to set off, in whole or in part, against the Pledged Assets or any Earn-out, amounts finally determined under Section 8.3 to be owed to Buyer by the Stockholders under Section 8.1 hereof.

9.    NONCOMPETITION

      9.1 Prohibited Activities. Each Stockholder acknowledges that during the course of his or her ownership of the Stock, he or she developed relationships on behalf of and acquired proprietary and confidential information about the Company, including, but not limited to, its customers, vendors, prices, sales strategies and other information, some of which may be regarded and treated by the Company and Buyer as trade secrets. In order to protect the Company's and/or Buyer's critical interest in these relationships and information, Stockholders covenant that they will not, for a period of four (4) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or herself or on behalf of or in conjunction with any other person, persons, partnership, corporation, or business of whatever nature:

            (a) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in any business selling any products or services in direct competition with the Company, within 50 miles of any locations where the Company both has an office and conducts business ("Territory"). As used in this subsection, "competition" shall mean engaging, directly or indirectly, for himself or any other person or entity, in (i) any facet of the business of the Company in which such Stockholder was engaged in prior to the Closing Date or (ii) any facet of the business of the Company about which Stockholder acquired proprietary or confidential information during the course of his or her ownership of the Stock;

            (b) hire or join with in a competitive business capacity, any employee of the Company within the Territory;

            (c) solicit or accept business which competes with the business of the Company from any person who is, on the Closing Date, or that has been, within one (1) year prior to the Closing Date, a customer of the Company; or

            (d) acquire or enter into any agreement to acquire any prospective acquisition candidate that was, to the knowledge of such
Stockholder, either called upon by the Company as a prospective acquisition candidate or was the subject of an acquisition analysis by the Company within 3 years prior to the Closing Date. Each Stockholder, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with such prospective acquisition candidate upon being informed that the Company had called upon such candidate or made an acquisition analysis thereof.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Stockholders from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over- the-counter. In addition, notwithstanding anything in this Article 9 to the contrary, the provisions of
Section 9.1(a) and (c) shall not apply to those entities specifically identified on Schedule 9.1 (such entities collectively "Affiliated Companies") or to any Start-Up Business as hereinafter defined. "Start-Up Business" shall mean any new business in which the Stockholders have a direct or indirect interest and which does not, on the date of the commencement of its business
(i) compete  with  WMI  Disclosed  Businesses  (as  defined  in the  Employment
Agreements) or (ii) compete with any business Workflow is contemplating entering into of which the Stockholders have knowledge; provided that in either such case the Stockholders shall only devote such time and attention to such Start-Up Business as are consistent with the time and attention
Stockholders devoted to the Affiliated Companies prior to the date of the Closing. Notwithstanding anything herein to the contrary, the Affiliated Companies shall only be engaged in those businesses and activities as are generally described on Schedule 9.1. The Buyer acknowledges that neither the Buyer nor the Surviving Corporation will have any ownership interest in the Affiliated Companies after Closing. Additional rights of the Stockholders with respect to the Affiliated Companies are set forth in the Employment and related Agreements being entered into at Closing pursuant to Sections 6.11 and
7.4 of this Agreement.

      9.2 Confidentiality. Each Stockholder recognizes that by reason of his or her ownership of the Stock and his or her employment by the Company, he or she has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company and Buyer that he or she will not at any time, except in performance of Stockholders' obligations to the Company or with the prior written consent of the Company pursuant to authority granted by a resolution of the Board of Directors of the Company, directly or indirectly, disclose any secret or confidential information that he or she may learn or has learned by reason of his or her ownership of the Company or his or her employment by the Company, or any of its subsidiaries and affiliates, or use any such information in a manner detrimental to the interests of the Company or Buyer, unless (i) such information becomes known to the public generally through no fault of any Stockholder, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Stockholder (as applicable) shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's or Buyer's management with respect to the Company's or Buyer's, or any of their affiliates' or subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

      9.3 Damages. Because of the difficulty of measuring economic losses to Buyer as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by Buyer in the event of breach by such Stockholder, by injunctions and restraining orders.

      9.4 Reasonable Restraint. The parties agree that the foregoing covenants in this Article 9 impose a reasonable restraint on each Stockholder in light of the activities and business of Buyer on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby.

      9.5 Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      9.6 Independent Covenant. All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants; provided, that (i) upon the termination of the Contractor Agreement without cause, or (ii) upon the termination of the Employment Agreements without cause or (iii) upon the failure of the Buyer to make payments, which in the aggregate equal or exceed $250,000.00 under the terms of this Agreement, the Employment Agreements or the Contractor Agreement, then, in any of such events, the Stockholders shall have the option to (A) seek full contractual damages in connection with any such event, in which event, they shall continue to be bound by the terms and provisions of Article 9 of this Agreement, and/or the comparable provisions of the Contractor Agreement, Confidentiality and Non-competition Agreement and the Employment Agreements or (B) upon thirty
(30) days' prior written notice to the Company, waive their right to contractual damages and their right to receive any additional amounts under this Agreement, the Employment Agreements and the Contractor Agreement (including such delinquent payments, if applicable), in which event, the Stockholders may thereafter engage in any activity otherwise prohibited by this Article 9. The parties expressly acknowledge that the terms and conditions of this Article 9 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. It is specifically agreed that the period of four (4) years stated at the beginning of this Article 9 during which the agreements and covenants of each Stockholder made in this
Article 9 shall be effective, shall be computed by excluding from such computation any time during which any Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this
Article 9. The covenants contained in Article 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

      9.7 Materiality. The Company and each Stockholder hereby agree that the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

10.   GENERAL

      10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

            (a) by mutual consent of the Board of Managers of Buyer and the board of directors of the Company; or

            (b) by the Stockholders and the Company as a group, on the one hand, or by Buyer, on the other hand, if the Closing shall not have occurred on or before March 15, 1999, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either party (with the Stockholders and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

            (c) by the Stockholders and the Company as a group, on the one hand, or by Buyer, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

            (d) by the Stockholders and the Company as a group, on the one hand, or by Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity which would make the consummation of the transactions contemplated by this Agreement illegal.

      10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders except for a willful breach.

      10.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Buyer, and the heirs and legal representatives of the Stockholders. Notwithstanding anything in the foregoing to the contrary, Buyer may assign any of its rights or obligations under this Agreement to Workflow or any direct or indirect subsidiary of Workflow in its sole and absolute discretion and without the consent of the Company or the Stockholders; provided, however that in the event of such assignment Buyer and such assignee, jointly and severally, shall continue to be liable to the Stockholders for the payment of the Purchase Price.

      10.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 9.5. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      10.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

      10.6 Brokers and Agents. Except as set forth on Schedule 10.6, Buyer and the Company and each Stockholder (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

      10.7  Expenses.   Buyer  has  and  will  pay  the  fees,   expenses   and
disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Company) have and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement (collectively the "Stockholder Expenses"); provided, however, that the Company may pay the Stockholder Expenses on behalf of the Stockholders to the extent any such payment does not cause the Certified Closing Net Worth to be less than the Net Worth Target.

      10.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.7(b) and the noncompetition provisions set forth in Article 9. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

      10.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

            If to Buyer, the Surviving Corporation or the Company to:

            SFI of Delaware, LLC
            c/o Workflow Management, Inc.
            240 Royal Palm Way
            Palm Beach, FL  33480
            Attn: Claudia S. Amlie, Esq.
            Vice President and General Counsel
            (Telefax:  (561) 659-7793)

            with a required copy to:

            Kaufman & Canoles, P.C.
            P.O.  Box 3037
            Norfolk, VA  23514
            Attn: Gus J. James, II, Esq. and T. Richard Litton, Jr., Esq. (Telefax: (757) 624-3169)

            If to any Stockholder to the Stockholders' Representative:

            Wesley Cheringal
            Superior Graphics Inc.
            250 Hudson Street
            New York, NY  10013
            (Telefax: (212) 727-1370)

            with a required copy to:

            Ronald H. Janis, Esq.
            Pitney, Hardin, Kipp & Szuch
            P.O. Box 1945
            Morristown, NJ 07962
            (Telefax: (973) 966-1550)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

      10.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of Delaware. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in New York, New York and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper.

      10.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.5.

      10.12 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity, except the parties executing this Agreement.

      10.13 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto. As used in this Agreement, the term "person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      10.14 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

[Execution Page Following]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    BUYER - SFI OF DELAWARE, LLC

                                    By: \s\     Thomas B. D'Agostino, Jr.
                                        -------------------------------------
                                          Thomas B. D'Agostino, Jr., President

                                    JWC ACQUISITION CORP.

                                    By: \s\     Michael B. Feldman
                                        -------------------------------------
                                          Michael B. Feldman, President

                                    SUPERIOR GRAPHICS, INC.

                                    By: \s\     Wesley Cheringal
                                        -------------------------------------
                                          Wesley Cheringal, President

                                    STOCKHOLDERS:

                                    \s\ Wesley Cheringal
                                    -------------------------------------
                                    Wesley Cheringal, individually

                                    \s\ John Cheringal
                                    -------------------------------------
                                    John Cheringal, individually